UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GLAUKOS CORPORATION
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	May 31, 2017
Time:	8:00 a.m. Pacific Time
How to Participate:

Our annual meeting will be a completely virtual meeting of stockholders.  To participate, vote or submit questions during the annual meeting via live webcast, please visit:  www.virtualshareholdermeeting.com/GKOS2017.  You will not be able to attend the annual meeting in person.

Items of Business:

(1)  Elect the three directors named in the accompanying Proxy Statement to serve until the Company’s 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified;

(2) Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017; and
(3) Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.
Who May Vote:

Stockholders of record at the close of business on April 5, 2017.  Your vote is important to us. Whether or not you expect to attend the annual meeting via live webcast, please submit a proxy as soon as possible to instruct how your shares are to be voted at the annual meeting. If you participate in and vote your shares at the annual meeting, your proxy will not be used.

By Order of the Board of Directors,

Robert L. Davis
Senior Vice President, General Counsel & Secretary

229 Avenida Fabricante
San Clemente, California 92672

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 31, 2017

Our Board of Directors is soliciting your proxy for the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 31, 2017, at 8:00 a.m. Pacific Time, and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement.  We will be hosting the Annual Meeting via live webcast on the Internet.  Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/GKOS2017.  Stockholders may vote and ask questions while connected to the Annual Meeting on the Internet.  You will not be able to attend the Annual Meeting in person.

Unless the context otherwise requires, references in this Proxy Statement to “Company,” “we,” “our,” “us,” and similar terms refer to Glaukos Corporation, a Delaware corporation.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our 2016 Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report”) are available on the Internet at www.proxyvote.com.  These materials are also available on our corporate website at http://investors.glaukos.com. The other information on our corporate website does not constitute part of this Proxy Statement.

EXPLANATORY NOTE

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”).  As an emerging growth company, we provide in this Proxy Statement the scaled disclosures permitted under the JOBS Act.  In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted.

Under the JOBS Act, we will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we have total annual gross revenue of $1 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the closing of our initial public offering on June 30, 2015; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (we will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (1) more than $700 million in outstanding common equity held by our non-affiliates and (2) been public for at least 12 months; the value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter).

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

We are using the Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) instead of a printed copy of this Proxy Statement and our 2016 Annual Report. The Notice of Internet Availability contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice of Internet Availability also contains instructions on how each of those stockholders can receive a printed copy of our proxy materials, including this Proxy Statement, our 2016 Annual Report and a proxy card or voting instruction form. All stockholders who do not receive a Notice of Internet Availability or a copy of the proxy materials by email will receive a printed copy of the proxy materials by mail. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

We are first mailing the Notice of Internet Availability to our stockholders on or about April 18, 2017. For stockholders who have affirmatively requested printed copies of proxy materials, we intend to first mail printed copies of this Proxy Statement, the accompanying proxy card or voting instruction form and our 2016 Annual Report on or about April 21, 2017.

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

1.

The election of three director nominees named in this Proxy Statement to serve until our 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified (“Proposal 1”); and

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017 (“Proposal 2”).

Stockholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends that you vote your shares:

1.	“FOR ALL” of the three director nominees named in this Proxy Statement to be elected to the Board of Directors; and

2.	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Who is entitled to vote?

Only stockholders of record at the close of business on April 5, 2017 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting.  A list of stockholders entitled to vote at the Annual Meeting will be available for examination at our principal executive offices at the address listed above for a period of 10 days prior to the Annual Meeting, and during the Annual Meeting such list will be available for examination at www.virtualshareholdermeeting.com/GKOS2017.

What is the difference between a “beneficial owner” and a “stockholder of record”?

Whether you are a “beneficial owner” or a “stockholder of record” with respect to your shares depends on how you hold your shares:

•

Beneficial Owners. Most of our stockholders hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own names. If you hold shares in street name, you are a “beneficial owner” of those shares, and the Notice of Internet Availability or a complete set of the proxy materials, together with a voting instruction form, will be forwarded to you by your broker, bank or other nominee.

•	Stockholders of Record. If you hold shares directly in your name with our stock transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” with respect to those shares, and the Notice of Internet Availability or a complete set of the proxy materials, together with a proxy card, have been sent directly to you by the Company.

Can I attend the Annual Meeting?

We will be hosting the Annual Meeting live via the Internet.  You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/GKOS2017.  Stockholders may vote and ask questions while connected to the Annual Meeting on the Internet.

The Annual Meeting webcast will begin promptly at 8:00 a.m., Pacific Time.  We encourage you to access the Annual meeting prior to the start time.  Online check-in will begin at 7:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

What do I need in order to be able to participate in the Annual Meeting?

You will need the 16-digit control number included on your Notice of Internet Availability or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting.  Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/GKOS2017.  If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting.

How do I vote and what are the voting deadlines?

•

Beneficial Owners.  If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability or voting instructions from the broker, bank or other nominee holding your shares.  You should follow the instructions in the Notice of Internet Availability or voting instructions in order to instruct your broker, bank or other nominee on how to vote your shares.  The availability of telephone and Internet voting will depend on the voting process of the broker, bank or nominee.

•	Stockholders of Record. If you are a stockholder of record, there are several ways to direct how your shares are voted at the Annual Meeting.

Via the Internet.  You may submit a proxy over the Internet at www.proxyvote.com 24 hours a day, seven days a week.  You will need the 16-digit control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials).  Proxies submitted through the Internet must be received by 11:59 p.m., Eastern Time, on May 30, 2017.

By Telephone.  You may submit a proxy using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week.  You will need the 16-digit control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials).  Proxies submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 30, 2017.

By Mail.  If you received printed proxy materials, you may direct how your shares are voted at the Annual Meeting by completing, signing, and dating each proxy card received and returning it in the prepaid envelope.  Sign your name exactly as it appears on the proxy card.  Proxy cards submitted by mail must be received no later than May 30, 2017 to be voted at the Annual Meeting.

During the Annual Meeting.  Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/GKOS2017.

If you submit a proxy via the Internet or by telephone, your electronic voting instructions authorize the named proxies in the same manner as if you signed, dated, and returned your proxy card.  If you submit a proxy via the Internet or by telephone, you do not need to return your proxy card.

Can I revoke or change my vote after I submitted my proxy?

•

Beneficial Owners.  If you are a beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions for revoking or changing your vote.

•	Stockholders of Record. If you are a stockholder of record, you may change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

•	signing and returning a new proxy card with a later date;

•	submitting a later-dated vote by telephone or via the Internet – only your latest Internet or telephone proxy received by 11:59 p.m., Eastern Time, on May 30, 2017, will be counted;

•	participating in the Annual Meeting live via the Internet and voting your shares electronically at the Annual Meeting; or

•	delivering a written revocation to our Corporate Secretary at the address above to be received before the voting at the Annual Meeting.

How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form I submit?

If you submit a signed proxy or voting instruction form but do not indicate your specific voting instructions on one or more of the proposals listed in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement, your shares will be voted as recommended by our Board of Directors on those proposals and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

How many shares must be present or represented to conduct business at the Annual Meeting?

The holders of a majority of our shares of common stock issued and outstanding on the record date and entitled to vote at the Annual Meeting, present or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments or postponements thereof. If you submit a proxy or voting instructions, your shares will be counted for purposes of determining the presence or absence of a quorum, even if you abstain from voting your shares. If a broker indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” those shares will also be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present, our Amended and Restated Bylaws (“Bylaws”) provide that the Annual Meeting may be adjourned by the chairperson of the meeting or by stockholders entitled to vote at the Annual Meeting, present or represented by proxy.

What vote is required to approve each of the proposals?

Each share of our common stock outstanding at the close of business on the Record Date is entitled to one vote on each of the three director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

For purposes of Proposal 1 (election of directors), you may vote FOR ALL of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one of the nominees. Our Bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, the three director nominees receiving the highest number of affirmative votes of the voting power of the shares present or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be elected as Class II directors to serve until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified.

For purposes of Proposal 2 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm), you may vote FOR, AGAINST or ABSTAIN. Approval of this proposal requires the affirmative approval of a majority of the voting power of the shares present or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

Please be aware that Proposal 2 is advisory only and is not binding on the Company. Our Board of Directors will consider the outcome of the vote on Proposal 2 in considering what action, if any, should be taken in response to the advisory vote by stockholders.

What effect do withhold votes, abstentions and broker non-votes have on the proposals?

For Proposal 1 (election of directors), shares voted “WITHHOLD” will not be counted in determining the outcome of a director nominee’s election. For Proposal 2 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm), we treat abstentions as shares present or represented and entitled to vote on that proposal, so abstaining has the same effect as a vote “AGAINST” the proposal.

If you are a beneficial stockholder that holds your shares through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held for a beneficial stockholder on non-routine matters, unless the broker receives voting instructions from the beneficial stockholder. Proposal 1 (election of directors) is considered a non-routine matter. However, Proposal 2 (ratification of Ernst & Young LLP as our independent registered public accounting firm) is considered routine and may be voted upon by your broker if you do not submit voting instructions.

Consequently, if you hold your shares through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 2, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute broker non-votes on Proposal 1 and will not be counted in determining the outcome of the election of the director nominees named in Proposal 1.

Who will bear the costs of solicitation?

The accompanying proxy is being solicited on behalf of our Board of Directors. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, the Notice of Internet Availability, this Proxy Statement and form of proxy and the 2016 Annual Report, the cost of making such materials available on the Internet and the cost of soliciting proxies and holding our virtual meeting of stockholders will be paid by us. In addition to use of the mails, we may solicit proxies in person or by telephone, facsimile or other means of communication by certain of our directors, officers, and regular employees who will not receive any additional compensation for such solicitation. We will also reimburse brokers or other persons holding our common stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of eight directors. Under our Certificate of Incorporation, our Board of Directors is divided into three classes, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders as follows:

•	the Class I directors are Mark J. Foley and David F. Hoffmeister, and their terms will expire at the 2019 annual meeting of stockholders;

•	the Class II directors are William J. Link, Ph.D., Jonathan T. Silverstein and Aimee S. Weisner, and their terms expire at the Annual Meeting; and

•	the Class III directors are Thomas W. Burns, Gilbert H. Kliman, M.D. and Marc A. Stapley, and their terms will expire at the 2018 annual meeting of stockholders.

Olav B. Bergheim served as a Class I director during our 2016 fiscal year until June 2, 2016, the date of the Company’s prior annual meeting of stockholders, at which he chose not to stand for re-election.  Upon the recommendation of the Compensation, Nominating and Governance Committee, the Board of Directors has nominated each of Dr. Link, Mr. Silverstein and Ms. Weisner for election to our Board of Directors as Class II directors to serve until the 2020 annual meeting of stockholders and until their respective successors are elected and qualified. Proxies may only be voted for the three Class II directors nominated for election at the Annual Meeting.

Each of the director nominees has consented to being named in this Proxy Statement and to serving as a director, if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, the proxy holders will vote the proxies received by them for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors on the Board.

Biographical Descriptions

Set forth below is biographical information about each of our directors and director nominees. The information below is provided as of the Record Date. The primary experience, qualifications, attributes and skills of each of our director nominees that led to the conclusion of the Compensation, Nominating and Governance Committee and the Board of Directors that such nominee should serve as a member of the Board of Directors are also described below.

Nominees for Election as Class II Directors at the Annual Meeting

William J. Link, Ph.D. Class II Age: 70 Director Since: 2001

Dr. Link has served as chairman of our Board of Directors since June 2001. Dr. Link has also been a member of the board of directors of DOSE Medical Corporation since October 2009. Dr. Link has a proven record of building and operating large, successful medical product companies. He has extensive knowledge of medical devices and drug delivery, particularly in ophthalmology, and his operating experience spans more than 23 years in general management in the healthcare industry. Dr. Link is a managing director and co-founder of Versant Ventures Management LLC, a venture capital firm investing in early stage healthcare companies. He has been a member of the board of directors of Edwards Lifesciences Corporation (NYSE: EW) since May 2009 and Second Sight Medical Products, Inc. (NASDAQ: EYES) since 2004. Prior to co-founding Versant Ventures in 1999, Dr. Link was a general partner at Brentwood Venture Capital. From 1986 to 1997, Dr. Link was founder, chairman, and chief executive officer of Chiron Vision Corporation (acquired by Bausch & Lomb, Inc.). He also founded and served as President of American Medical Optics, Inc. (acquired by Allergan, Inc.). Dr. Link served as a director of Advanced Medical Optics, Inc. (acquired by Abbott Laboratories) from 2002 to 2009 and a director of Inogen, Inc. from 2003 to February 2014. Before entering the healthcare industry, Dr. Link was an assistant professor in the Department of Surgery at the Indiana University School of Medicine. Dr. Link holds a B.S., an M.S., and a Ph.D. in mechanical engineering from Purdue University. Dr. Link was initially designated as a director on our Board by Versant Venture Capital I, L.P. and its affiliates pursuant to a voting agreement previously entered into with certain holders of our outstanding common stock and then-outstanding preferred stock. The voting agreement terminated in its entirety upon the closing of our initial public offering.

We believe Dr. Link’s experience in identifying new business opportunities and successfully commercializing products in the medical device industry and as well as his prior experience on the boards of U.S. public companies qualify him to serve on our Board of Directors.

Jonathan T. Silverstein Class II Age: 50 Director Since: 2008

Since 1998, Mr. Silverstein has been a member of OrbiMed Advisors LLC, an asset management firm solely focused in healthcare with several billion dollars in assets under management and one of our principal stockholders. Prior to OrbiMed, Mr. Silverstein was a director of life sciences in the investment banking department at Sumitomo Bank. Since 2013, Mr. Silverstein has served as a director of Audentes Therapeutics, LLC (NASDAQ: BOLD), where he is currently chairman, and of Ascendis Pharma A/S (NASDAQ: ASND) since December 2014. Mr. Silverstein also serves on the boards of several private companies. Previously, Mr. Silverstein served on the board of directors of Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) from 2012 to 2016, and on the board of directors of Roka Biosciences Inc. (NASDAQ: ROKA) from 2009 to January 2017. Mr. Silverstein has a B.A. from Denison University and a J.D. and an M.B.A. from the University of San Diego. Mr. Silverstein was initially designated as a director on our Board by OrbiMed Advisors, LLC and its affiliated entities pursuant to a voting agreement previously entered into with certain holders of our outstanding common stock and then-outstanding preferred stock. The voting agreement terminated in its entirety upon the closing of our initial public offering.

We believe Mr. Silverstein’s strategic company build up and capital markets experience, particularly within the life sciences sector, as well as prior experience on both public and private company boards qualify him to serve on our Board of Directors.

Aimee S. Weisner Class II Age: 48 Director Since: 2014

Ms. Weisner has been corporate vice president, general counsel of Edwards Lifesciences Corporation since January 2011. From 2009 to 2010, she was engaged in private practice and served as legal advisor to public pharmaceutical and medical device companies located in Southern California. Prior to this, from 2002 to 2009, Ms. Weisner served in a number of positions at Advanced Medical Optics, Inc. (acquired by Abbott Laboratories), including corporate vice president, general counsel and secretary; executive vice president, administration, general counsel and secretary; and executive vice president, administration and secretary. From 1998 to 2002, Ms. Weisner served as corporate counsel and assistant secretary; and then vice president, assistant general counsel and assistant secretary at Allergan, Inc. Ms. Weisner holds a B.A. from California State University, Fullerton, a J.D. from Loyola Law School, Los Angeles, and began her legal career as an associate at the law firm of O’Melveny & Myers LLP.

We believe Ms. Weisner’s extensive in-house legal and compliance experience with different medical device companies, including an in-depth understanding of regulatory and reimbursement issues, intellectual property, corporate governance, risk management, corporate transactions, human resources, and internal audit, qualify her to serve on our Board of Directors.

All Other Continuing Directors

Thomas W. Burns Class III Age: 56 Director Since: 2002

Mr. Burns has served as our President, Chief Executive Officer and as a member of our Board of Directors since March 2002. Mr. Burns has also been a member of the board of directors of DOSE Medical Corporation since October 2009 and served as its chief executive officer and president from March 2010 until June 2015. Mr. Burns has a proven record of building successful medical device and pharmaceutical businesses and creating successful new markets in ophthalmology. Mr. Burns has more than 25 years of direct ophthalmic management experience, including over 20 years of general management experience across a broad range of ophthalmic medical devices, ophthalmic pharmaceuticals, drug delivery technologies, surgical products and over-the-counter products. Prior to joining our Company, Mr. Burns led Eyetech Pharmaceuticals, Inc. (acquired by OSI Pharmaceuticals, Inc.) as its president and chief operating officer, and as a director. From 1990 to 1997, Mr. Burns served as senior vice president and general manager of Chiron Vision Corporation (acquired by Bausch & Lomb, Inc.), and then as vice president, global strategy and general manager, refractive surgery, of Bausch & Lomb from 1998 to 2000. Mr. Burns has also served as an entrepreneur in residence at Versant Ventures Management, LLC, an entity affiliated with one of our principal stockholders. Mr. Burns received a B.A. from Yale University. Mr. Burns was initially designated as a director on our Board pursuant to a voting agreement previously entered into with certain holders of our outstanding common stock and then-outstanding preferred stock. The voting agreement terminated in its entirety upon the closing of our initial public offering.

We believe Mr. Burns’ extensive understanding of our business, operations and strategy, as well as significant industry experience and corporate management skills and experience qualify him to serve on our Board of Directors.

Gilbert H. Kliman, M.D. Class III Age: 58 Director Since: 2007

Dr. Kliman has been a partner at InterWest Partners, a venture capital firm and one of our principal stockholders, since 1996 and has been a managing director there since 1999. Dr. Kliman served on the board of directors of two public companies: Epocrates, Inc. (acquired by athenahealth, Inc.) between September 1999 and April 2011, and IntraLase Corp. (acquired by Advanced Medical Optics, Inc.) between October 2000 and April 2007. Dr. Kliman also serves as a director of a number of private life science and healthcare IT companies. From 1995 to 1996, Dr. Kliman was an investment manager at Norwest Venture Partners, a venture capital firm. From 1989 to 1992, Dr. Kliman served as an associate at TA Associates, a private equity investment firm. Dr. Kliman holds a B.A. from Harvard University, an M.D. from the University of Pennsylvania and an M.B.A. from the Stanford Graduate School of Business. Dr. Kliman was initially designated as a director on our Board by InterWest Partners IX, L.P. pursuant to a voting agreement previously entered into with certain holders of our outstanding common stock and then-outstanding preferred stock. The voting agreement terminated in its entirety upon the closing of our initial public offering.

We believe Dr. Kliman’s prior experience as a practicing ophthalmologist, as well as his significant experience in financial markets and prior experience on the board of two U.S. public companies and various private healthcare companies, qualify him to serve on our Board of Directors.

Mark J. Foley Class I Age: 51 Director Since: 2014

Mr. Foley is currently the president and chief executive officer of ZELTIQ Aesthetics, Inc. (NASDAQ: ZLTQ), a medical technology company focused on developing and commercializing products utilizing its proprietary controlled cooling technology platform. Prior to becoming ZELTIQ’s chief executive officer in 2012, Mr. Foley served on its board of directors and held the position of executive chairman from July 2009 to May 2010. Mr. Foley also served as executive chairman at Onpharma Inc. from August 2009 until its acquisition by Valeant Pharmaceuticals International, Inc. in March 2014. Mr. Foley also serves as a managing director at RWI Ventures, Inc., where he focuses on healthcare investments, and has held this position since joining the firm in 2004. Prior to this, Mr. Foley held a variety of operating roles in large, public companies and venture‑backed startups including United States Surgical Corporation, Guidant Corporation, Devices for Vascular Intervention, Inc. (acquired by Eli Lilly and Company), Perclose, Inc. (acquired by Abbott Laboratories) and Ventrica, Inc. (acquired by Medtronic, Inc.) where he was the founder and chief executive officer. Mr. Foley has over 25 years of medical device operating, investment and chief executive officer experience. Mr. Foley holds a B.A. from the University of Notre Dame.

We believe Mr. Foley’s previous medical device experience as a senior executive and his service on the boards of several medical device companies qualify him to serve on our Board of Directors.

Marc A. Stapley Class III Age: 47 Director Since: 2014

Mr. Stapley is currently the executive vice president and chief administrative officer for Illumina, Inc. Previously, Mr. Stapley served as executive vice president, chief administrative officer and chief financial officer; and senior vice president and chief financial officer of Illumina. He is also a member of Illumina’s executive management team, which is responsible for directing all aspects of the company’s strategy, planning and operations. Before joining Illumina, from 2009 to 2012, Mr. Stapley was senior vice president, finance at Pfizer Inc. and was responsible for global financial processes and systems, leading integration efforts in both the Wyeth Ltd. and King Pharmaceutical, Inc. acquisitions and providing oversight to the company’s largest technology investment program. Prior to Pfizer, he served in a variety of senior finance roles at Alcatel Lucent, including Americas chief financial officer. He also worked as finance director and controller for several groups at Cadence Design Systems, Inc. Mr. Stapley began his career as an Auditor at Coopers & Lybrand. He holds a B.Sc. (Honors) from The University of Reading (England) and is a member of the Institute of Chartered Accountants in England and Wales.

We believe Mr. Stapley’s extensive experience in senior finance positions with public companies qualify him to serve on our Board of Directors.

David F. Hoffmeister Class I Age: 62 Director Since: 2014

Mr. Hoffmeister served as the senior vice president and chief financial officer of Life Technologies Corporation, a global life sciences company, prior to its acquisition by Thermo Fisher Scientific Inc. in February 2014. From October 2004 to November 2008, he served as chief financial officer of Invitrogen Corporation, which merged with Applied Biosystems Inc. in November 2008 to form Life Technologies Corporation. Before joining Invitrogen, Mr. Hoffmeister spent 20 years with McKinsey & Company as a senior partner serving clients in the healthcare, private equity and chemical industries on issues of strategy and organization. From 1998 to 2003, Mr. Hoffmeister was the leader of McKinsey’s North American chemical practice. Mr. Hoffmeister currently serves on the boards of directors of Celanese Corporation (NYSE: CE) and Kaiser Permanente. Mr. Hoffmeister holds a B.S. from the University of Minnesota and an M.B.A. from the University of Chicago.

We believe Mr. Hoffmeister’s strong finance background, experience as a chief financial officer of a global biotechnology company, and public company board experience qualify him to serve on our Board of Directors.

Vote Required for Election of Directors

The three director nominees receiving the highest number of affirmative votes of the voting power of the shares present or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be elected as Class II directors to serve until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified.  Proxies cannot be voted for a greater number of persons than the nominees named.  Broker non-votes and shares voted “WITHHOLD” will not be counted in determining the outcome of a director nominee’s election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors, on the recommendation of the Compensation, Nominating and Governance Committee, has adopted Corporate Governance Guidelines to assist the Board in the discharge of its duties and to set forth the Board of Directors’ current views with respect to selected corporate governance matters considered significant to our stockholders. Our Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, our Board composition and director qualifications, responsibilities of directors, director compensation, director orientation and continuing education, succession planning and the Board’s annual performance evaluation. A current copy of our Corporate Governance Guidelines is available under “Corporate Governance” on our website at http://investors.glaukos.com.

Director Independence

Under the rules of the New York Stock Exchange (the “NYSE”) and our Corporate Governance Guidelines, independent directors must comprise a majority of our Board of Directors. Under the NYSE rules, a director will only qualify as an “independent director” if our Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

Our Board of Directors reviewed its composition and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Messrs. Foley, Hoffmeister, Silverstein and Stapley, Drs. Kliman and Link, and Ms. Weisner is “independent” as that term is defined under the rules of the NYSE. Mr. Burns is not an independent director as a result of his position as our President and Chief Executive Officer. Our Board of Directors has also previously determined that Mr. Bergheim, who ceased serving as a member of the Board of Directors effective June 2, 2016, was “independent” as that term is defined under the rules of the NYSE during the period of his service on our Board of Directors following our initial public offering.

In making these determinations, our Board of Directors considered the relationships that each non‑employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining independence, including, without limitation, the affiliation Dr. Link, Dr. Kliman and Mr. Silverstein have with entities that previously owned more than 5% of our common stock.

Board Leadership Structure

We have no policy requiring either that the positions of the Chairman of the Board and our Chief Executive Officer be separate or that they be occupied by the same individual. Our Board of Directors believes that it is important to retain flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer in a way that is in our best interests and the best interests of our stockholders at a given point in time. We currently separate the roles of Chief Executive Officer and Chairman of the Board, and Dr. Link, an independent director, currently serves as Chairman of the Board.

The Board recognizes that the roles of Chief Executive Officer and Chairman of the Board are distinct. While the Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for, and presides over, meetings of the Board of Directors. The Board believes that participation of the Chief Executive Officer as a director, while keeping the roles of Chief Executive Officer and Chairman of the Board separate, provides the proper balance between independence and management participation at this time. By having a separate Chairman of the Board, we keep an independent perspective on our business affairs, and at the same time, through the Chief Executive Officer’s participation as a director, the Board receives valuable experience regarding our business and maintains a strong link with management, which promotes clear communication, enhances strategic planning, and improves implementation of corporate strategies.

The Board’s Role in Risk Oversight

Our Board of Directors, as a whole and through its committees, serves an active role in overseeing the management of risks related to our business. Our officers are responsible for day-to-day risk management activities. The full Board monitors risks through regular reports from each of the committee chairs, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. The Board and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets with key management personnel and representatives of outside advisers as required.

Our Board of Directors has delegated oversight for specific areas of risk exposure to committees of the Board of Directors as follows:

•

The Audit Committee is responsible for periodically discussing our overall risk assessment and risk management policies with management, our internal auditors and our independent registered public accounting firm as well as our plans to monitor, control and minimize any risk exposure. The Audit Committee is also responsible for primary risk oversight related to our financial reporting, accounting and internal controls and oversees risks related to our compliance with legal and regulatory requirements.

•

The Compensation, Nominating and Governance Committee oversees, among other things, the assessment and management of risks related to our compensation plans, policies and overall philosophy and equity-based incentive plans.

•

The Compensation, Nominating and Governance Committee also oversees the assessment and management of risks related to our governance structure, including our Board leadership structure and management succession.

Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore did not have any effect on the Board’s leadership structure described under “Board Leadership Structure” above.

Committees of the Board of Directors

The Board has two standing committees: the Audit Committee and the Compensation, Nominating and Corporate Governance Committee. The written charters of these committees are available under “Corporate Governance” on our website at http://investors.glaukos.com.

Director	Audit	Compensation, Nominating & Governance
Thomas W. Burns
William J. Link, Ph.D.
Mark J. Foley
David F. Hoffmeister
Gilbert H. Kliman, M.D.
Jonathan T. Silverstein
Marc A. Stapley
Aimee S. Weisner

Independent Director           Financial Expert

Committee Member                     Committee Chairperson

Audit Committee

Our Board of Directors determined that Messrs. Stapley and Hoffmeister, Dr. Kliman and Ms. Weisner, who comprise our Audit Committee, satisfy the independence standards for such committee established by applicable SEC rules and the listing standards of the NYSE. Additionally, our Board of Directors has determined that Mr. Stapley is an “audit committee financial expert” as defined by applicable SEC rules.

Our Audit Committee is responsible for, among other things:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from that firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	overseeing our internal control over financial reporting, disclosure controls and procedures and code of conduct;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee report required by SEC rules.

Compensation, Nominating and Governance Committee

Our Board of Directors determined that Messrs. Foley and Silverstein and Dr. Link, who comprise our Compensation, Nominating and Governance Committee, satisfy the independence standards for compensation committees established by applicable SEC rules and the listing standards of the NYSE. In making its independence determination for each member of the Compensation, Nominating and Governance Committee, our Board of Directors considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Our Compensation, Nominating and Governance Committee is responsible for, among other things:

•	determining our Chief Executive Officer’s compensation;

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, the compensation of our other executive officers;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure if and to the extent then required by SEC rules;

•	preparing the compensation committee report if and to the extent then required by SEC rules;

•	identifying individuals qualified to become members of our Board of Directors;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of our Board’s committees; and

•	overseeing an annual evaluation of our Board of Directors.

The Compensation, Nominating and Governance Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate from time to time under the circumstances. The Compensation, Nominating and Governance Committee has no current intention to delegate any of its responsibilities to a subcommittee. The Compensation, Nominating and Governance Committee may confer with the Board in determining the compensation for the Chief Executive Officer. In determining compensation for executive officers other than the Chief Executive Officer, the Compensation, Nominating and Governance Committee considers, among other things, the recommendations of the Chief Executive Officer.

Pursuant to its charter, the Compensation, Nominating and Governance Committee is authorized to retain or obtain the advice of compensation consultants, legal counsel or other advisors to assist in the evaluation of director and executive officer compensation or in carrying out its other responsibilities.  In fiscal 2016, the Compensation, Nominating and Governance Committee retained Barney & Barney as its compensation consultant to evaluate the existing executive and non-employee director compensation programs and assess the design and competitive positioning of these programs, develop a multi-year equity grant strategy for the Company and make recommendations for how to structure our compensation plans to provide a competitive compensation opportunity that will align the interests of employees, the Company and our stockholders. The Company incurred $46,000 in fees for the compensation consulting services provided during fiscal 2016.  In addition to providing compensation consulting services, during fiscal 2016,  management engaged Barney & Barney to provide the Company with general insurance brokerage services.  The Company did not pay Barney & Barney any fees related to these insurance brokerage services, but Barney & Barney earned commissions from insurers as a result of providing such services in the approximate amount of $261,050. In connection with the compensation consultant services provided by Barney & Barney, the Compensation Committee has assessed the independence of Barney & Barney and does not believe Barney & Barney’s work has raised any conflict of interest.

Meetings and Attendance

During fiscal 2016, our Board of Directors held five meetings, the Audit Committee held eight meetings and the Compensation, Nominating and Governance Committee held four meetings.  Each of our directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he or she served during fiscal 2016.  In addition, independent directors of our Board of Directors meet in regularly scheduled sessions without management.

It is the Board of Directors’ policy to invite and encourage directors to participate in our annual meeting of stockholders. At our virtual annual meeting of stockholders held during fiscal 2016, all of our directors participated.

Consideration of Director Candidates

Our Board of Directors will consider director candidates recommended for election to the Board by stockholders.  The Compensation, Nominating and Governance Committee and the Board of Directors will consider director candidates recommended by stockholders in the same manner and using the same criteria as that used for any other director candidate. The Compensation, Nominating and Governance Committee has not established any specific minimum qualifications that must be met by a director candidate. In evaluating a director candidate, the Compensation, Nominating and Governance Committee will consider whether the composition of the Board reflects the appropriate balance of independence, sound judgment, business specialization, understanding of our business environment, willingness to devote adequate time to Board duties, technical skills, diversity and other background, experience and qualities as determined by the Compensation, Nominating and Governance Committee. While our Board of Directors has no formal policy for the consideration of diversity in identifying director nominees, the Compensation, Nominating and Governance Committee seeks to elect directors that will collectively represent a diversity of backgrounds and experience.

Stockholders who wish to recommend a director candidate for consideration by the Compensation, Nominating and Governance Committee and the Board should submit their recommendation in writing to the Board no later than January 1 prior to the next annual meeting of stockholders together with the following information: (1) the name and address of the stockholder as they appear on the Company’s books or other proof of share ownership; (2) the class and number of shares of common stock of the Company beneficially owned by the stockholder as of the date the stockholder submits the recommendation; (3) a description of all arrangements or understandings between the stockholder and the director candidate and any other person(s) pursuant to which the recommendation is being made; (4) the name, age, business address and residence address of the director candidate and a description of the director candidate’s business experience for at least the previous five years; (5) the principal occupation or employment of the director candidate; (6) the class and number of shares of common stock of the Company beneficially owned by the director candidate; (7) the consent of the director candidate to serve as a member of our Board of Directors if elected; and (8) any other information required to be disclosed with respect to such director candidate in solicitations for proxies for the election of directors pursuant to applicable rules of the SEC. The Compensation, Nominating and Governance Committee may request additional information concerning such director candidate as it deems reasonably required to determine the eligibility and qualification of the director candidate to serve as a member of the Board of Directors.

Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Compensation, Nominating and Governance Committee as described above) must deliver written notice to our Secretary in the manner described in our Bylaws, and as described further under “Proposals of Stockholders and Director Nominations for 2018 Annual Meeting” below.

Communications with the Board of Directors

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may communicate directly with members of the Board of Directors, the independent directors or the Chairman of the Board of Directors by submitting a communication in an envelope marked “Confidential” addressed to the “Board of Directors,” “Independent Members of the Board of Directors,” or “Chairperson,” as applicable, at: Glaukos Corporation, 229 Avenida Fabricante, San Clemente, California 92672.

Code of Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, executive officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A current copy of the code is posted on the investor section of our website, www.glaukos.com. To the extent required by rules adopted by the SEC and NYSE, we intend to promptly disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, on our website at www.glaukos.com.

EXECUTIVE OFFICERS OF THE COMPANY

The table below sets forth certain information regarding our executive officers as of April 5, 2017:

Name	Age	Position
Thomas W. Burns	56	President, Chief Executive Officer & Director
Chris M. Calcaterra	56	Chief Commercial Officer and Chief Operating Officer
Richard L. Harrison	60	Treasurer and Chief Financial Officer

See “Proposal One — Election of Directors” for information concerning the business experience of Mr. Burns. Information concerning the business experience of our other executive officers is set forth below.

Chris M. Calcaterra

Mr. Calcaterra has served as our chief commercial officer since April 2008 and became our chief operating officer in February 2017.  He has more than 25 years of experience in the ophthalmic medical technology industry. Prior to joining our Company, Mr. Calcaterra was senior vice president at Advanced Medical Optics, Inc. (acquired by Abbott Laboratories), and was responsible for its cataract business. Prior to that position, Mr. Calcaterra held increasingly responsible vice president positions in a variety of sales and marketing roles at Advanced Medical Optics, Inc., as well as its predecessor surgical division business at Allergan, Inc. Mr. Calcaterra has a B.S. from Miami University and an M.B.A. from Xavier University, and he was previously a board member of WaveTec Vision Systems, Inc., (acquired by Novartis).

Richard L. Harrison

Mr. Harrison has served as our chief financial officer since January 2008, and as our treasurer since July 2014, and in 2016, he notified the Company that he would be retiring in 2017.  Mr. Harrison also served as the Company’s secretary from July 2014 until June 2016. Mr. Harrison served as the chief financial officer of DOSE Medical Corporation from March 2010 until June 2015. From December 2005 to January 2008, Mr. Harrison served as the chief financial officer and executive vice president of Biolase Technology Inc. (now Biolase, Inc.), and from November 1994 to 2004, Mr. Harrison served as the chief financial officer and senior vice president, finance of Interpore Cross International (acquired by Biomet, Inc.), a public medical device company. Mr. Harrison worked for Kirschner Medical Corporation, a public manufacturer of orthopedic devices, in a variety of financial positions, including corporate controller from 1992 through 1994. Mr. Harrison is a Certified Public Accountant in Maryland (inactive status) and holds a B.A. from Towson University and an M.B.A. from Loyola College in Maryland.

There are no family relationships between or among any of our executive officers or directors.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Years 2016 and 2015

The following table provides information regarding the compensation of our named executive officers during 2016 and 2015, which consist of our principal executive officer and our two other executive officers.

Name and principal position	Year	Salary ($)	Bonus ($)	Option awards(1) ($)	Non‑equity incentive plan compensation ($)	All other compensation(2) ($)	Total ($)
Thomas W. Burns	2016	$562,380	$534,261	$2,313,038	$—	$2,322	$3,412,001
President and Chief Executive Officer	2015	$546,000	$382,200	$—	$—	$2,232	$930,432

Chris M. Calcaterra	2016	$346,112	$173,056	$841,105	$—	$2,322	$1,362,595
Chief Commercial Officer and Chief Operating Officer	2015	$332,800	$166,400	$—	$—	$2,232	$501,432

Richard L. Harrison(3)	2016	$327,540	$147,393	$420,552	$—	$2,322	$897,807
Chief Financial Officer	2015	$309,000	$123,600	$—	$—	$2,318	$434,918

(1)

Amounts represent the grant date fair value of option awards based on the Black‑Scholes model of option valuation and computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. The reported award values have been determined using the assumptions described in Note 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.  These options may not be exercised prior to vesting.

(2)	Represents excess life insurance benefits.

(3)

In 2016, Mr. Harrison notified the Company that he would be retiring in 2017, after a successor is named and an orderly transition has occurred. The Company announced this planned retirement in July 2016.  In February 2017, the Company announced that Joseph Gilliam had been hired to serve as the Company’s Chief Financial Officer beginning in May 2017.

2016 Bonus Plan

Our named executive officers were eligible to earn a performance-based annual bonus for 2016 pursuant to the terms of our 2016 executive bonus plan.  The executive bonus plan was designed to align each named executive officer’s annual bonus opportunity with our goals and business strategy. During fiscal 2016, the Compensation, Nominating and Governance Committee performed a market compensation analysis, and based upon peer company data, increased the target bonus opportunity for each named executive officer as set forth in the table below:

Name	Target Bonus (% of Salary)
Thomas W. Burns	95%
Chris M. Calcaterra	50%
Richard L. Harrison	50%

Mr. Burns’ 2016 bonus was determined entirely on our performance and became payable based on our achievement of various corporate objectives established by the Board and the Compensation, Nominating and Governance Committee’s assessment of our performance in 2016.  The Compensation, Nominating and

Governance Committee and the Board of Directors determined that Mr. Burns earned his 95% target bonus for 2016.  Each of Messrs. Calcaterra and Harrison’s 2016 bonus was determined 50% on the Company’s performance based on our achievement of various corporate objectives established by the Board and the Compensation, Nominating and Governance Committee’s assessment of our performance in 2016.  The remaining 50% of their bonus opportunity was dependent upon the achievement of various individual objectives for the year established by the Compensation, Nominating and Governance Committee based on the recommendations of the chief executive officer and tied to the Company’s strategy and defined objectives.  The Compensation, Nominating and Governance Committee and the Board of Directors determined that Mr. Calcaterra earned his target bonus for 2016 equal to 50% of his base salary.  The Compensation, Nominating and Governance Committee and the Board of Directors determined that Mr. Harrison, who we previously announced will be retiring in 2017, earned a  45% bonus for 2016.

Executive Employment Offer Letters

On July 10, 2014, we entered into employment offer letters with Messrs. Burns, Calcaterra and Harrison. The offer letters provide Messrs. Burns, Calcaterra and Harrison with a minimum annual base salary of $525,000, $320,000 and $300,000, respectively, and a minimum target bonus opportunity of 70%, 40% and 40% of base salary, respectively. As described above, each executive’s annual bonus is based upon the achievement of specific performance measures determined by our Board. Base salary and bonus opportunity percentages are reviewed by our Board at least annually for adjustments. For 2016, each of Messrs. Burns, Calcaterra and Harrison had an annual base salary of $562,380, $346,112 and $327,540, respectively, and a target bonus opportunity under the bonus plan of 95%, 50% and 50%, respectively.  Effective for fiscal 2017, the target bonus opportunity under the bonus plan for each of Messrs. Burns, Calcaterra and Harrison will be 95%, 50% and 50%, respectively, but is subject to adjustment based upon market data reviews that may be conducted by the Compensation, Nominating and Governance Committee during 2017.

Messrs. Burns, Harrison and Calcaterra are also entitled to receive all employee benefits that we customarily make available to employees in comparable positions, including participation in our equity plans. Additionally, Messrs. Burns, Harrison and Calcaterra continue to be subject to the patent, copyright and non‑disclosure restrictive covenants agreement each executed prior to the offer letters.

Executive Severance and Change in Control Agreements

We have entered into executive severance and change in control agreements with our senior management employees, including our three executive officers, Messrs. Burns, Calcaterra and Harrison. Pursuant to the terms of the agreements, if any of Mr. Burns, Mr. Calcaterra or Mr. Harrison is terminated as a result of (i) an involuntary termination without “cause” or (ii) a resignation for “good reason” (each as defined in the executive severance and change in control agreements), then he will receive an amount equal to 12, nine or nine months, respectively, of the base salary amount in effect at the time of such termination, paid in a lump sum on the 60th day following the date of such termination. Each of Messrs. Burns, Calcaterra and Harrison (and his spouse and dependents) will also receive medical and dental benefits provided by us at least equal to the levels of benefits provided to our similarly situated active employees until the earlier of (i) the 12‑, nine‑ or nine‑month anniversary of the date of such termination, respectively, or (ii) the date that he becomes covered under a subsequent employer’s medical and dental benefits plans. Mr. Burns will also vest in all equity and equity‑based awards outstanding on the date of termination, and each of Mr. Calcaterra and Mr. Harrison will vest in all equity and equity‑based awards that would otherwise have vested during the 12 months following the date of such termination. All of the above benefits are subject to the executive’s execution of a general release of claims in our favor.

If any of Mr. Burns, Mr. Calcaterra or Mr. Harrison is terminated as a result of (i) an involuntary termination without cause or (ii) a resignation for good reason, in either case within three months prior or 12 months following a “change in control” (as defined in the executive severance and change in control agreements), then he will receive an amount equal to the sum of (i) 18, 12 or 12 months, respectively, of the base salary amount in effect at the time of such termination, and (ii) 18, 12 or 12 months, respectively, of his target annual bonus for the year in which the change in control occurs, paid in a lump sum on the 60th day following the date of such termination. Messrs. Burns, Calcaterra and Harrison (and his spouse and dependents) will also receive medical and dental benefits provided by us at least equal to the levels of benefits provided to our similarly situated active employees until the earlier of (i) the 18‑, 12‑ or 12‑month anniversary of the date of such termination, respectively, or (ii) the date that he becomes covered under a subsequent employer’s medical and dental benefits plans. Each of Messrs. Burns, Calcaterra and Harrison will also vest in all equity and equity‑based awards outstanding on the date of termination. All of the above benefits are subject to the executive’s execution of a general release of claims in our favor.

For purposes of the agreements, “cause” means a finding that the executive has (i) been convicted of a felony or crime involving moral turpitude; (ii) disclosed trade secrets or confidential information to persons not entitled to receive such information; (iii) engaged in conduct in connection with his employment that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company, including act(s) of fraud, embezzlement, misappropriation and breach of fiduciary duty; (iv) violated our operating and ethics policies in any material way, including those relating to sexual harassment and the disclosure or misuse of confidential information; (v) engaged in willful and continued negligence in the performance of the duties assigned to him, after he has received notice of and failed to cure such negligence; or (v) breached any material provision of any agreement between the executive and our Company, including any confidentiality agreement. “Good reason” means (i) a substantial and material diminution in the executive’s duties or responsibilities; (ii) a material reduction in his base salary; or (iii) the relocation of his principal place of employment to a location more than 50 miles from the prior location. “Change in control” means (i) the acquisition by a person or group of more than 50% of the voting power of our stock (other than a change resulting from the death of a stockholder or a transaction in which we become a subsidiary of another corporation and, following the transaction, our stockholders prior to the transaction will beneficially own shares entitling such stockholders to more than 50% of the voting power of the parent corporation); (ii) the majority of members of our Board of Directors are replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the board prior to the date of the appointment or election; or (iii) the consummation of (A) a merger or consolidation with another corporation where our stockholders, immediately prior to the transaction, will not beneficially own, immediately following the transaction, shares entitling such stockholders to more than 50% of the voting power of the surviving corporation; (B) a sale or disposition of all or substantially all of our assets; or (C) our liquidation or dissolution.

In the event that Mr. Burns, Mr. Calcaterra or Mr. Harrison would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) and the net after‑tax benefit that he would receive by reducing such payments to the threshold level as determined by Section 280G of the Code is greater than the net after‑tax benefit the executive would receive if the full amount of such payments were made, then such payments will be reduced so that such payments do not exceed the threshold level as determined by Section 280G of the Code.

Outstanding Equity Awards at 2016 Fiscal Year‑End

The following table presents information concerning equity awards held by our named executive officers as of December 31, 2016.

	Option awards
	Vesting commencement	Number of securities underlying unexercised options (#)		Option exercise	Option expiration
Name	date	Exercisable(1)	Unexercisable(1)	price ($)	date
Thomas W. Burns	1/29/2008	92,000	—	$1.25	1/29/2018
	1/26/2010	170,640	—	$1.925	1/26/2020
	4/22/2010	19,040	—	$1.05	4/22/2020
	1/27/2011	328,000	—	$3.975	1/27/2021
	4/28/2011	69,047	—	$3.975	4/28/2021
	7/13/2012	3,583	—	$3.70	7/13/2022
	1/29/2013	256,000	—	$4.225	1/29/2023
	4/25/2013	10,880	—	$4.225	4/25/2023
	7/10/2014	540,000	—	$7.275	7/10/2024
	3/10/2016	—	275,000	$16.49	3/10/2026
Chris M. Calcaterra	1/29/2013	18,400	—	$4.225	1/29/2023
	7/10/2014	38,136	—	$7.275	7/10/2024
	3/10/2016	—	100,000	$16.49	3/10/2026
Richard L. Harrison	1/27/2011	1,268	—	$3.975	1/27/2021
	1/29/2013	18,000	—	$4.225	1/29/2023
	7/10/2014	26,583	17,417	$7.275	7/10/2024
	3/10/2016	—	50,000	$16.49	3/10/2026

(1)

Unvested options granted prior to July 1, 2014 may be exercised prior to the vesting date. However, we have the right to repurchase the shares acquired upon any such “early exercise” in the event the holder’s employment is terminated prior to the vesting date. Options generally vest over four years from the vesting commencement date, with 25% vesting on the one‑year anniversary of the vesting commencement date, and with the remaining amount vesting over the subsequent 36 months in equal amounts. Options granted on or after July 10, 2014 may not be exercised prior to vesting.

Employee Benefit and Stock Plans

Our stockholders and Board of Directors previously adopted the 2001 Stock Option Plan (the “2001 Plan”) the 2011 Stock Plan (the “2011 Plan”) the 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”) and the 2015 Employee Stock Purchase Plan (the “ESPP”).

2015 Omnibus Incentive Compensation Plan

The 2015 Plan was approved and adopted by our Board of Directors on June 3, 2015, and was subsequently approved by our stockholders in June 2015.

The 2015 Plan provides us flexibility with respect to our ability to attract and retain the services of qualified employees, directors, and consultants, and to align the interests of these individuals with the interests of our stockholders.

As of December 31, 2016, we have reserved an aggregate of 6,109,061 shares of our common stock for issuance under the 2015 Plan, plus any shares of our common stock subject to stock options or similar awards granted under the 2001 Plan and 2011 Plan that expire or otherwise terminate without having been exercised in full, and shares of our common stock issued pursuant to awards granted under the 2001 Plan and 2011 Plan that are forfeited to or repurchased by us. As of December 31, 2016, we had 2,498,500 shares of common stock underlying unexercised options under the 2015 Plan. This number is subject to adjustment in the event of a stock dividend, spinoff, recapitalization, stock split, reclassification or exchange of shares, merger, reorganization, or consolidation or other change in our capital structure. To the extent that an award terminates, is repurchased by us, expires for any reason or becomes unexercisable without having been exercised in full, then any shares subject to the award may be used again for new grants. For stock appreciation rights (“SARs”) only the shares that are issued or delivered pursuant to the SARs will cease to be available for grant under the 2015 Plan. Shares tendered to us by participants to pay the exercise price of options or to satisfy tax withholding obligations with respect to an award will become available for use under the 2015 Plan.

The number of shares of our common stock reserved for issuance under the 2015 Plan will automatically increase on the first day of each fiscal year by (i) 5% of the total number of shares of our common stock outstanding on the last day of the preceding fiscal year, or (ii) a lesser number determined by our Board of Directors.

The 2015 Plan permits us to make grants of incentive stock options pursuant to Section 422 of the Code, non‑qualified stock options, and SARs. Incentive stock options may only be granted to our employees. Non‑qualified stock options and SARs may be issued to our employees, directors, or consultants. The option exercise price of each option and the base price of each SAR granted pursuant to the 2015 Plan may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option and SAR will be fixed by the Board of Directors or any committee or subcommittee of the Board of Directors chosen to administer the 2015 Plan.

The 2015 Plan permits us to make grants of restricted stock to our employees, directors, or consultants. During the period of restriction, employees, directors, or consultants holding restricted stock may exercise full voting rights with respect to those shares of our common stock, unless the 2015 Plan administrator determines otherwise, and will be entitled to receive all dividends paid with respect to such shares, provided that dividends that relate to restricted stock that vests based on the achievement of certain performance goals will not be paid until the restrictions on the underlying shares lapse.

The 2015 Plan also permits us to make grants of restricted stock units, or “RSUs”. RSUs may be granted to our employees, directors, or consultants. Payment of earned RSUs will generally be made as soon as practicable after the date(s) determined by the 2015 Plan administrator and set forth in the written RSU agreement, but in no event later than the 15th day of the 3rd calendar month of the year following the vesting date of the RSU. RSUs may be settled in cash, shares of our common stock, or a combination of both.

The 2015 Plan permits us to make grants of performance units and performance shares, which may be granted to our employees, directors, or consultants. Each performance unit will have an initial value that is established by the 2015 Plan administrator on or before the date of grant and each performance share will have an initial value equal to 100% of the fair market value of a share of our common stock on the date of grant. To earn performance units or performance shares, the 2015 Plan administrator may set performance objectives based upon the achievement of our Company‑wide, divisional, or business unit goals and/or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. Further, the 2015 Plan permits us to grant certain cash incentive awards, which may, in the 2015 Plan administrator’s sole and plenary discretion, be subject to the attainment of performance goals.

The 2015 Plan is administered by the Board of Directors or any committee or subcommittee of the Board of Directors chosen to administer the 2015 Plan, which has the authority to control and manage the operation and administration of the 2015 Plan. In particular, the 2015 Plan administrator has the authority to determine the persons to whom, and the time or times at which, incentive options, nonqualified stock options, restricted stock, SARs, RSUs performance units, performance shares or cash incentive awards shall be granted. In addition, the 2015 Plan administrator has the authority to determine the number of shares to be subject to each award, and to determine the specific terms, conditions and restrictions of each award.

Unless provided otherwise within each written applicable award agreement, in the event a successor corporation does not assume or substitute for the award, the vesting of all options, restricted stock, SARs and RSUs granted under the 2015 Plan will accelerate in the event of a “change in control” (as defined in the 2015 Plan) effective as of immediately prior to the consummation of the change in control. With respect to awards with performance‑based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met. Such acceleration will not occur if awards granted under the 2015 Plan are to be assumed or substituted by the acquiring or successor entity (or parent thereof). In the event of an “involuntary termination” (as defined in the 2015 Plan) of a participant upon or within 12 months following a change in control, the vesting of all options, restricted stock, SARs and RSUs granted under the 2015 Plan will accelerate automatically and, with respect to awards with performance‑based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met.

The 2015 Plan administrator may from time to time alter, amend, suspend or terminate the 2015 Plan in such respects as they deem advisable, provided that no such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any participant under any awards previously granted without such participant’s consent. We will obtain stockholder approval of any such amendment to the extent necessary to comply with applicable law.

No awards may be granted under the 2015 Plan after June 3, 2025, which is the date that is 10 years from the date the 2015 Plan was adopted by our Board of Directors.

2011 Stock Plan

The 2011 Plan was approved and adopted by our Board of Directors on April 28, 2011, and was subsequently approved by our stockholders in July 2011.

As of December 31, 2016, we had 2,338,157 shares of common stock underlying unexercised options under the 2011 Plan. This number is subject to adjustment in the event of a recapitalization, stock split, reclassification, stock dividend or other change in our capitalization.  Upon the effective date of the 2015 Plan, our Board of Directors determined that no further awards would be granted under the 2011 Plan.

The option exercise price of each outstanding option granted pursuant to the 2011 Plan was determined by the Board of Directors and was not less than 100% of the fair market value of the common stock on the date of grant for incentive stock options and, for nonqualified stock options granted prior to our initial public offering, no less than the per share exercise price required by applicable law. Certain options granted under the 2011 Plan vest at a rate of no less than 20% per year over a period of five consecutive years. The term of each option was fixed by the 2011 Plan administrator and may not exceed 10 years from the date of grant. Options granted under the 2011 Plan may be exercised prior to the vesting date. If exercised early, shares issued upon exercise are subject to repurchase by us if the option holder terminates his or her service prior to the vesting date.

In the event of a corporate transaction (including without limitation a “change of control,” as defined in the 2011 Plan), each outstanding option will be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the successor does not agree to assume the award or to substitute an equivalent option, in which case such option will terminate upon the consummation of the transaction.

The Board of Directors may amend, modify or terminate any outstanding award, provided that no amendment to an award may substantially affect or impair the rights of a participant under any awards previously granted without his or her written consent.

2001 Stock Option Plan

The 2001 Plan was adopted by our Board of Directors on June 22, 2001, and was subsequently approved by our stockholders in June 2001.

As of December 31, 2016, we had 1,074,412 shares of common stock underlying unexercised options under the 2001 Plan. This number is subject to adjustment in the event of a recapitalization, stock split, reclassification, stock dividend or other change in our capitalization.  No awards could be granted under the 2001 Plan after June 22, 2011, the date that was 10 years from the date the 2001 Plan was adopted by our Board of Directors.

The option exercise price of each outstanding option granted pursuant to the 2001 Plan was determined by the Board of Directors, and was not less than 100% of the fair market value of the common stock on the date of grant for incentive stock options or 85% for non‑qualified stock options. The term of each option was fixed by the 2001 Plan administrator and could not exceed 10 years from the date of grant.

In the event of a merger, consolidation or similar event, each outstanding option shall be substituted for an equivalent option covering the number and kind of shares into which the shares of common stock of the Company are changed.  The Board of Directors may also amend, modify or terminate any outstanding award, provided that no amendment to an award may substantially affect or impair the rights of a participant under any awards previously granted without his or her written consent.

2015 Employee Stock Purchase Plan

The ESPP was approved and adopted by our Board of Directors on June 3, 2015, and was subsequently approved by our stockholders in June 2015.

The purpose of the ESPP is to retain and secure the services of our employees and employees of our designated affiliates, while providing incentives for such individuals to exert maximum efforts toward our success.

The ESPP authorizes the issuance of shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. As of December 31, 2016, we have reserved an aggregate of 771,812 shares of our common stock for issuance under the ESPP. This number is subject to adjustment in the event of a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split‑up, spin‑off, repurchase, exchange of shares of our common stock, stock dividend or other change in our capital structure. The number of shares of our common stock reserved for issuance will automatically increase on the first day of each fiscal year, from January 1, 2016, by (i) 1% of the total number of shares of our common stock outstanding on the last day of the preceding fiscal year, or (ii) a lesser number determined by the administrator of the ESPP. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

The ESPP will be administered by our Board of Directors or any committee designated by the board to administer the ESPP. The ESPP is implemented through a series of offerings of purchase rights to our eligible employees or eligible employees of any of our designated affiliates. Under the ESPP, we may specify offerings with duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering may have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. Unless otherwise determined by our Board of Directors or the administrator of the ESPP, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (i) 85% of the fair market value of a share of our common stock on the first date of an offering or (ii) 85% of the fair market value of a share of our common stock on the date of purchase.

Employees may have to satisfy one or more service requirements before participating in the ESPP, as determined by the administrator of the ESPP. No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock, determined based on the fair market value per share of our common stock at the time such purchase right is granted, for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

In the event of a merger or change in control, any then‑outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within a specified period prior to such corporate transaction, and such purchase rights will terminate immediately. A change in control has the same meaning as such term in the 2015 Plan.

The administrator of the ESPP has the authority to amend or terminate our ESPP, provided that except in certain circumstances any such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

401(k) Plan

We maintain a tax‑qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. We are permitted to make profit sharing contributions to eligible participants, but we have not made any such contributions to date. We did not make matching contributions into the 401(k) plan during our 2016 fiscal year.  However, beginning in 2017, the Company will contribute a $0.50 match for every $1.00 contributed by a participating employee up to 6% of their annual salary, with such Company contributions becoming vested when participating employees reach the 3-year anniversary from their date of hire, giving credit for past service. Pre‑tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax‑qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Compensation Committee Interlocks and Insider Participation

Dr. Link and Messrs. Foley and Silverstein served as members of our Compensation, Nominating and Governance Committee during fiscal 2016. None of the members of our Compensation, Nominating and Governance Committee during fiscal 2016 was or is an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation, Nominating and Governance Committee.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to our non‑employee directors in the year ended December 31, 2016.

Name(1)	Fees earned or paid in cash ($)	Option awards(2) ($)	Total ($)
William J. Link, Ph.D.	$90,000	$180,830	$270,830
Olav B. Bergheim(3)	25,000	—	25,000
Mark J. Foley	50,000	180,830	230,830
David F. Hoffmeister	50,000	180,830	230,830
Gilbert H. Kliman, M.D.(4)	50,000	180,830	230,830
Jonathan T. Silverstein	60,000	180,830	240,830
Marc A. Stapley	60,000	180,830	240,830
Aimee S. Weisner	50,000	180,830	230,830

(1)	The compensation information for Thomas W. Burns, our chief executive officer and a director, is set forth in the Summary Compensation Table with respect to our named executive officers.

(2)

Amounts represent the grant date fair value of option awards based on the Black‑Scholes model of option valuation and computed in accordance with FASB ASC Topic 718. The reported award values have been determined using the assumptions described in Note 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.  As of December 31, 2016, each of our non-employee directors held the following unexercised stock options:

Non-Employee Director	Shares Underlying Options
William J. Link, Ph.D.	50,000
Mark J. Foley	50,000
David F. Hoffmeister	50,000
Gilbert H. Kliman, M.D.	50,000
Jonathan T. Silverstein	50,000
Marc A. Stapley	50,000
Aimee S. Weisner	50,000

(3)	Mr. Bergheim declined to stand for re-election as a director at our last annual meeting of stockholders in 2016, and ceased serving as a director of the Company as of June 2, 2016.

(4)	Dr. Kliman’s annual retainer is paid to InterWest Partners IX, LP, a stockholder of the Company with whom he is affiliated.

We reimburse our non‑employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors. We do not pay cash or equity compensation to our employee directors other than in their capacity as employees.

In July 2014, our Board of Directors approved the non‑employee director compensation program described below.

Director Compensation Program

Cash Compensation

All non‑employee directors are entitled to receive an annual $40,000 retainer for service as a Board member and an annual $10,000 retainer for each committee on which they serve as a member. In addition, non‑employee directors are entitled to receive the following additional cash compensation for their services as chairman of our Board or Board committees:

•	$40,000 per year for service as chairman of the Board;

•	$10,000 per year for service as chairman of the Audit Committee; and

•	$10,000 per year for service as chairman of the Compensation, Nominating and Governance Committee.

All cash payments to non‑employee directors are paid quarterly in arrears and pro‑rated for directors who join or leave the board mid‑year.

Equity Compensation

All non‑employee directors are entitled to receive the following equity compensation for their services:

•

initial grant of options to acquire 25,000 shares of common stock, which options will vest annually over a three‑year period such that they are vested in full on the three‑year anniversary of the grant date; and

•	annual grant of options to acquire 15,000 shares of common stock, which options will vest in full on the one‑year anniversary of the grant date.

Annual grant amounts will be pro‑rated for directors who join the Board mid‑year.

On June 2, 2016, the Board of Directors made a grant of options to acquire 15,000 shares of our common stock under our 2015 Omnibus Incentive Compensation Plan to each of our independent directors. All of these options have an exercise price of $24.69 per share, expire 10 years from the grant date, and vest in full on the one year anniversary of the grant date.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain four equity compensation plans: the 2001 Plan, the 2011 Plan, the 2015 Plan and the ESPP.

The following table sets forth, for each of our equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2016.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	5,911,069(1)	$12.57	4,273,160(2)
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	5,911,069	$12.57	4,273,160

(1)

Of these shares, 1,074,412 were subject to options then outstanding under the 2001 Plan, 2,338,157 were subject to options then outstanding under the 2011 Plan, and 2,498,500 were subject to options then outstanding under the 2015 Plan.  We no longer have the authority to grant awards under the 2001 Plan or the 2011 Plan.

(2)

Represents 3,673,426 shares available for future issuance under the 2015 Plan, and 599,734 shares available for future issuance under the ESPP. Shares available under the 2015 Plan may be used for any type of award authorized in that plan, including stock options, stock appreciation rights, and full-value awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of April 5, 2017, by:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The information below is based on 34,279,563 shares of our common stock outstanding as of April 5, 2017.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of April 5, 2017. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Glaukos Corporation, 229 Avenida Fabricante, San Clemente, California 92672.

	Amount and Nature of Beneficial Ownership	% of Class
>5% Stockholders
Entities affiliated with Meritech Capital Partners(1)	2,098,624	6.1
Entities affiliated with OrbiMed(2)	1,741,700	5.1
William Blair Investment Management, LLC(3)	1,959,774	5.7
Entities affiliated with Capital World Investors(4)	1,945,000	5.7
Named Executive Officers and Directors
Thomas W. Burns(5)	2,337,745	6.5
Chris M. Calcaterra(6)	287,567	*
Richard L. Harrison(7)	231,138	*
William J. Link, Ph.D.(8)	120,479	*
Gilbert H. Kliman, M.D.(9)	1,050,445	3.1
Jonathan T. Silverstein(10)	1,771,700	5.2
Mark J. Foley(11)	30,000	*
David F. Hoffmeister(12)	30,000	*
Marc A. Stapley(13)	30,000	*
Aimee S. Weisner(14)	35,000	*
All executive officers and directors as a group (10 persons total)	5,936,907	16.4

*Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)

Beneficial ownership information for Meritech Capital Partners is as of December 31, 2016 and is based on information contained in the Schedule 13G (Amendment No. 1) filed on February 14, 2017 by Meritech Capital partners. Such form states that the shares listed in the table above consist of (i) 2,061,059 shares held by Meritech Capital Partners III L.P., a Delaware limited partnership (“MCP III”), and (ii) 37,565 shares held by Meritech Capital Affiliates III, L.P., a Delaware limited partnership (“MCAFF III”).  Meritech Capital Associates III L.L.C., a Delaware limited liability company (“MCA III”), serves as the sole general partner of MCP III and MCAFF III. Meritech Management Associates III L.L.C., a Delaware limited liability company (“MMA III”) is a managing member of MCA III. Additionally, the following managing members of MMA III have sole voting and dispositive power over the following shares of the Company, in addition to shared voting and dispositive power over the shares held by MCP III, MCAFF III, MCA III and MMA III: (iii) 40,640 shares held by Paul S. Madera, (iv) 27,094 shares held by Michael B. Gordon, (v) 13,547 shares held by Robert D. Ward, and (vi) 2,664 shares held by George H. Bischof. The address for such entities and persons is c/o Meritech Capital Partners, 245 Lytton Ave, Suite 125, Palo Alto, California 94301.

(2)

Beneficial ownership information for OrbiMed is as of March 14, 2017 and is based on information contained in the Statement of Changes in Beneficial Ownership of Securities filed with the Securities and Exchange Commission on March 14, 2017 by OrbiMed. Such form states that the shares listed in the table above consist of (i) 1,725,265 shares held by OrbiMed Private Investments III, L.P., a Delaware limited partnership (“OPI III”) and (ii) 16,435 shares held by OrbiMed Associates III, L.P., a Delaware limited partnership (“OMA III”). OrbiMed Capital GP III LLC, a Delaware limited liability company (“OC III”) serves as the sole general partner of OPI III and owns no shares directly. OrbiMed Advisors LLC, a Delaware limited liability company (“OA”), serves as the general partner of OMA III and is the managing member of OC III and owns no shares directly. Samuel D. Isaly is the managing member of, and holder of a controlling interest in, OA, and OA and Mr. Isaly may be deemed to have voting and investment power with respect to the securities held by OPI III and OMA III. The address for such entities and person is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, New York 10022.

(3)

Beneficial ownership information for William Blair Investment Management, LLC (“Blair”) is as of December 31, 2016 and is based on information contained in the Schedule 13G filed on February 14, 2017. Such form states that the shares listed in the table above consist of shares over which Blair has sole dispositive power, but that Blair has sole voting power over 1,768,422 of such shares. The address for this entity is 222 W. Adams St., Chicago, Illinois 60606.

(4)

Beneficial ownership information for Capital World Investors, a division of Capital Research and Management Company (“CRMC”), is as of December 31, 2016 and is based on information contained in the Schedule 13G filed on February 13, 2017 by Capital World Investors. Such form states that the shares listed in the table above consist of 1,945,000 shares over which Capital World Investors has sole voting and dispositive power. Capital World Investors is deemed to be the beneficial owner of the shares listed in table above as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940; however, it disclaims beneficial ownership of the shares except to the extent of its pecuniary interests therein. The address for this entity is 333 South Hope Street, Los Angeles, California 90071.

(5)

Consists of (i) 1,569,398 shares issuable upon the exercise of options held by Mr. Burns that are currently exercisable or exercisable within 60 days of April 5, 2017, (ii) 238,107 shares held by the Burns Annuity Trust, of which Mr. Burns is a beneficiary and co‑Trustee, (iii) 120,000 shares held by the Burns Charitable Remainder Trust, of which Mr. Burns is a beneficiary and co‑Trustee, (iv) 210,240 shares held by the Burns Family Trust of which Mr. Burns is a beneficiary and co‑Trustee (v) 100,000 shares which are held by the Thomas W. Burns Irrevocable Trust, of which Mr. Burns is a beneficiary, and (vi) 100,000 shares held by the Janet M. Burns Irrevocable Trust, of which Mr. Burns is a trustee and Mr. Burns’ spouse is a beneficiary.

(6)	Includes 47,567 shares issuable upon the exercise of options held directly by Mr. Calcaterra that are currently exercisable or exercisable within 60 days of April 5, 2017.

(7)	Includes 23,750 shares issuable upon the exercise of options held directly by Mr. Harrison that are currently exercisable or exercisable within 60 days of April 5, 2017.

(8)

Consists of (i) 90,479 shares held by The Link Family Trust for the benefit of William J. Link, of which Dr. Link is a trustee, and (ii) 30,000 shares issuable upon the exercise of options held directly by Dr. Link that are currently exercisable or exercisable within 60 days of April 5, 2017. Dr. Link disclaims beneficial ownership of the shares held by The Link Family Trust, except to the extent of his proportionate pecuniary interest therein.

(9)

Includes (i) 1,018,362 shares owned by InterWest Partners IX, LP (“IWP9”) and (ii) 30,000 shares issuable upon the exercise of options held directly by Dr. Kliman that are currently exercisable or exercisable within 60 days of April 5, 2017.  InterWest Management Partners IX, LLC (“IMP9”) is the General Partner of IWP9, and Dr. Kliman is a Managing Director of IMP9. Dr. Kliman disclaims beneficial ownership of the shares held by IWP9 and IMP9 as described above, except to the extent of his pecuniary interest therein. The address for Dr. Kliman is c/o InterWest Partners, 2710 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(10)

Includes (i) the shares described in Note (2) above and (ii) 30,000 shares issuable upon the exercise of options held directly by Mr. Silverstein that are currently exercisable or exercisable within 60 days of April 5, 2017.  Mr. Silverstein is a member of OA. Mr. Silverstein disclaims beneficial ownership of the shares held by OPI III and OMA III as described in Note (2) above, except to the extent of his pecuniary interest therein. The address for Mr. Silverstein is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, New York 10022.

(11)	Represents 30,000 shares issuable upon the exercise of options held directly by Mr. Foley that are currently exercisable or exercisable within 60 days of April 5, 2017.

(12)	Represents 30,000 shares issuable upon the exercise of options held directly by Mr. Hoffmeister that are currently exercisable or exercisable within 60 days of April 5, 2017.

(13)	Represents 30,000 shares issuable upon the exercise of options held directly by Mr. Stapley that are currently exercisable or exercisable within 60 days of April 5, 2017.

(14)

Consists of 5,000 shares over which Ms. Weisner shares voting and investment power and which are held by The Saeman-Weisner Family Trust, of which Ms. Weisner and her husband are co-trustees, and 30,000 shares issuable upon the exercise of options held directly by Ms. Weisner that are currently exercisable or exercisable within 60 days of April 5, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership of our securities and changes in reported ownership. These persons are required by SEC regulations to furnish us with copies of all of these reports that they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, including any amendments thereto or written responses to annual directors’ and officers’ questionnaires that no other reports were required, during the fiscal year ended December 31, 2016, our officers, directors, and greater than 10% owners timely filed all reports they were required to file under Section 16(a).

Report of the Audit Committee

The Audit Committee assists the Board in its oversight of the Company’s financial statements and reporting process, audit process and internal controls. The Audit Committee operates under a written charter adopted by the Board, which describes this and the other responsibilities of the Audit Committee.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2016, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard 1301 (previously Auditing Standard No. 16), Communication with Audit Committees, as adopted by the PCAOB. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2016 Annual Report on Form 10-K for filing with the SEC. The Audit Committee also appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 and is seeking ratification of such selection by the Company’s stockholders at the Annual Meeting.

AUDIT COMMITTEE

Marc A Stapley (Chairman)
David F. Hoffmeister
Gilbert H. Kliman, M.D.
Aimee S. Weisner

March 15, 2017

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. We are not required to submit the appointment of Ernst & Young LLP for stockholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on the proposal at the Annual Meeting. If our stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its appointment of Ernst & Young LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and the best interests of our stockholders.

We expect one or more representatives of Ernst & Young LLP to participate in the Annual Meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The aggregate fees billed to us for the fiscal years ended December 31, 2016 and 2015 by our independent registered public accounting firm, Ernst & Young LLP, are as follows:

	2016	2015
Audit Fees(1)	$547,610	$863,850
Audit-Related Fees(2)	14,795	—
Tax Fees(3)	75,955	62,175
All Other Fees	—	—
Total Fees	$638,360	$926,025

(1)

Represents the aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of our financial statements included in our Form 10-Q filings for each fiscal quarter, and for procedures performed with respect to registration statements.

(2)

Represents the aggregate fees billed to us by Ernst & Young LLP for professional services relating to Sarbanes-Oxley implementation (which we anticipate will be required for the year ending December 31, 2017) and for review procedures related to our 2016 Proxy Statement.

(3)	Represents the aggregate fees billed to us by Ernst & Young LLP for professional services relating to tax compliance and tax advice.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that the Audit Committee pre-approve all audit and other services, including review, attest and non-audit services, provided by our independent registered public accounting firm. The Audit Committee may delegate to a subcommittee the authority to pre-approve all audit, review, attest or non-audit services, provided that the subcommittee shall present any decisions to pre-approve such services to the full Audit Committee at its next scheduled meeting. All services performed and related fees billed by Ernst & Young LLP during fiscal 2016 and fiscal 2015 were pre-approved by the Audit Committee pursuant to regulations of the SEC.

Vote Required for Ratification of Independent Registered Public Accounting Firm

Ratification of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative approval of a majority of the voting power of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting.  Abstentions will have the effect of a vote “AGAINST” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures Relating Related Party Transactions

We have adopted a written related person transactions policy, which sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A “related person,” as determined prior to the beginning of our last fiscal year, includes any executive officer, director or nominee to become director, and any holder of more than 5% of our common stock, including any immediate family members of such persons. Any related person transaction may only be consummated if approved or ratified by our Audit Committee in accordance with the policy guidelines set forth below.

Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our Audit Committee for review and approval. In considering related person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to whether the terms of such transaction are no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In the event a director has an interest in the proposed transaction, the director must abstain from voting on the approval of the transaction but may, if so requested, participate in some or all of the Board’s discussions of the transaction.

Certain Relations and Related Party Transactions

The following is a summary of transactions since January 1, 2016 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements.

Investors’ Rights Agreement

We have entered into an amended and restated investors’ rights agreement, as amended, with certain of the holders of our outstanding common stock. These parties include affiliates of Meritech Capital Partners and affiliates of Orbimed, two of our executive officers, Messrs. Calcaterra and Harrison, and a trust affiliated with our executive officer and director, Mr. Burns. Such agreement provides, among other things, that certain holders of our common stock are entitled to rights with respect to the registration of their shares. These registration rights include the following provisions:

•

Demand Registration Rights. Certain holders of at least a majority of the shares having registration rights have the right to demand that we use our reasonable best efforts to file a registration statement for the registration of the offer and sale of shares having registration rights that are requested to be registered, provided the anticipated net offering proceeds are not less than $20.0 million. These registration rights are subject to specified conditions and limitations.

•

Form S-3 Registration Rights. At any time after we are qualified to file a registration statement on Form S-3, a stockholder with registration rights will have the right to request that we effect a registration of their shares on Form S-3 so long as the anticipated offering price is at least $1.0 million. We are obligated to use our best efforts to effect that registration. These registration rights are subject to specified conditions and limitations.

•

Piggyback Registration Rights. If we propose to file a registration statement under the Securities Act for our common stock, a stockholder with registration rights will have the right, subject to certain exceptions, to include their shares of common stock in the registration statement. These registration rights are subject to specified conditions and limitations.

•

Expenses. With certain exceptions, we are obligated to pay all expenses relating to any demand registrations, Form S-3 registrations and piggyback registrations, other than underwriting discounts and selling commissions.

Other Transactions

We have entered into an indemnification agreement with each of our directors and certain of our executive officers.

PROPOSALS OF STOCKHOLDERS AND DIRECTOR NOMINATIONS FOR 2018 ANNUAL MEETING

Requirements for Proposals to be Considered for Inclusion in Proxy Materials.  For your proposal to be considered for inclusion in the proxy statement for our 2018 annual meeting of stockholders, your written proposal must be received by our Secretary at our principal executive offices no later than December 19, 2017 and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.  If we change the date of the 2018 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, your written proposal must be received a reasonable time before we begin to print and mail our proxy materials for the 2018 annual meeting of stockholders.

Nominations of Director Candidates and Proposals Not Intended for Inclusion in Proxy Materials. If you intend to nominate an individual for election to our Board of Directors at our 2018 annual meeting of stockholders or wish to present a proposal at the 2018 annual meeting of stockholders but do not intend for such proposal to be included in the proxy statement for such meeting, our Bylaws require that, among other things, stockholders give written notice of the nomination or proposal to our Secretary at our principal executive offices no later than March 4, 2018 (the 45th day before the first anniversary of the date on which we first mailed proxy materials or a Notice of Internet Availability (whichever is earlier) for the Annual Meeting) nor earlier than February 2, 2018 (the 75th day before the first anniversary of the date on which we first mailed proxy materials or a Notice of Internet Availability (whichever is earlier) for the Annual Meeting. Notwithstanding the foregoing, in the event that we change the date of the 2018 annual meeting of stockholders to a date that is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, written notice by a stockholder must be given no earlier than the close of business 120 days prior to the date of the 2018 annual meeting of stockholders and no later than the close of business on the later of 90 days prior to the date of the 2018 annual meeting of stockholders or the tenth day following the day on which public announcement of the 2018 annual meeting of stockholders is made. Stockholder proposals not intended to be included in the proxy statement or nominations for director candidates that do not meet the notice requirements set forth above and further described in Section 2.4 of our Bylaws will not be acted upon at the 2018 annual meeting of stockholders.

OTHER MATTERS

We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxyholders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-866-540-7095.

ANNUAL REPORT TO STOCKHOLDERS

Our 2016 Annual Report has been posted on our corporate website at http://investors.glaukos.com and on the Internet at www.proxyvote.com. For stockholders receiving a Notice of Internet Availability, instructions on how to request a printed copy of our proxy materials and 2016 Annual Report are included in the Notice of Internet Availability. Stockholders receiving a printed copy of this Proxy Statement have also received a copy of our

2016 Annual Report. We will provide, without charge, a copy of our 2016 Annual Report for the fiscal year ended December 31, 2016 (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder or beneficial owner of our common stock. Requests should be directed to our Secretary the following address:

229 Avenida Fabricante

San Clemente, California 92672

San Clemente, California

April 18, 2017

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. GLAUKOS CORPORATION 229 AVENIDA FABRICANTE SAN CLEMENTE, CA 92672 During The Meeting - Go to www.virtualshareholdermeeting.com/GKOS2017 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E26659-P92621 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. GLAUKOS CORPORATION The Board of Directors recommends you vote FOR ALL the following: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of Directors Nominees: 01) 02) 03) William J. Link, Ph.D. Jonathan T. Silverstein Aimee S. Weisner The Board of Directors recommends you vote FOR proposal 2. For Against Abstain ! ! ! 2. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and 2016 Annual Report on Form 10-K are available at www.proxyvote.com. E26660-P92621 GLAUKOS CORPORATION Annual Meeting of Stockholders May 31, 2017, 8:00 AM, Pacific Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Chris Calcaterra and Robert L. Davis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of GLAUKOS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, Pacific Time on May 31, 2017, via the Internet at www.virtualshareholdermeeting.com/GKOS2017, and any adjournment or postponement thereof. This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations included on the reverse side hereof. Whether or not direction is made, each of the named proxies is authorized to vote this proxy in his discretion on such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, DO NOT RETURN THIS PROXY. Continued and to be signed on reverse side V.1.2